As filed with the Securities and Exchange Commission on July 23, 1998
                                                      Registration No. 333-47359
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------


                                 AMENDMENT NO. 4
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                  UNDER THE SECURITIES ACT OF 1933, AS AMENDED


                                   ----------

                               PHARMOS CORPORATION
             (Exact name of registrant as specified in its charter)

             Nevada                                       36-3207413
  (State or other jurisdiction              (I.R.S. Employer Identification No.)
of incorporation or organization)

                         33 Wood Avenue South, Suite 466
                            Iselin, New Jersey 08830
                                 (732) 603-3526
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   ----------

                                 GAD RIESENFELD
                         33 Wood Avenue South, Suite 466
                            Iselin, New Jersey 08830
                                 (732) 603-3526
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   ----------

                                   Copies to:
                             ADAM D. EILENBERG, ESQ.
                    Ehrenreich Eilenberg Krause & Zivian LLP
                         11 East 44th Street, 17th Floor
                            New York, New York 10017

                                   ----------

     Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of the registration statement

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. |X|

     The registrant hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                               PHARMOS CORPORATION

Cross Reference Sheet Showing Location in Prospectus of Information Required Therein by Item 1 through 13 of Form S-3

  Registration Statement                         Prospectus Caption
     Item and Heading                               of Location
--------------------                               ---------------

 1.  Forepart of the Registration
         Statement and Outside Front
         Cover Page of Prospectus ..............  Outside Front Cover
 2.  Inside Front and Outside Back
         Cover Pages and Prospectus.............  Inside Front Cover Page
 3.  Summary Information,
         Prospectus Summary
         and Ratio of Earnings to
         Fixed Charges..........................  Outside Front Cover,
                                                  Risk Factors
 4.  Use of Proceeds............................  Use of Proceeds
 5.  Determination of Offering Price............  Cover Page
 6.  Dilution...................................  Dilution
 7.  Selling Security Holder....................  Selling Security Holder
 8.  Plan of Distribution.......................  Cover Page, Plan of
                                                    Distribution
 9.  Description of the Securities to
         be Registered..........................  Description of Securities
10.  Interest of Named Experts and Counsel......  Experts
11.  Material Changes...........................  Recent Developments
12.  Incorporation of Certain
         Information by Reference...............  Incorporation of Certain
                                                  Documents by Reference
13.  Disclosure of Commission Position
         on Indemnification for Securities
         Act Liabilities........................  Commission's Policy on
                                                  Indemnification for Securities
                                                    Act Liabilities

                               PHARMOS CORPORATION

                                   PROSPECTUS


     This Prospectus relates to and covers the offer and sale by certain persons listed under "Selling Stockholders (collectively, the "Selling Stockholders") of an aggregate of up to (a) 6,000,000 shares (the "Shares") of common stock, par value $.03 per share (the "Common Stock") of Pharmos Corporation (the "Company") issuable upon the conversion of the Company's 5% Series C Convertible
Participating Preferred Stock (the "Series C Preferred Stock") issued in a private transaction in February 1998 (the "Private Placement Transaction"), (b) 500,000 shares of Common Stock issuable upon exercise of warrants held by CC Investments, LDC which are exercisable at $2.67 per share from February 3, 1999 to February 4, 2004, (c) 142,500 shares of Common Stock issuable upon exercise of warrants to purchase such shares at an exercise price of $2.28 per share by Gemini Capital, L.L.C. issued in connection with its role as placement agent for the Private Placement Transaction (which warrants are exercisable from February 3, 1999 until January 20, 2003), (d) 7,500 shares of Common Stock issuable upon exercise of warrants to purchase such shares at an exercise price of $2.28 per share held by Sara Kushnir issued in connection with R.D. Kushnir's role as placement agent for the Private Placement Transaction (which warrants are exercisable from February 3, 1999 until January 20, 2003), (e) 171,052 shares of Common Stock issuable upon exercise of warrants to purchase such shares at an exercise price of $1.38 per share by Alan Mark issued in connection with his role as placement agent for a private placement transaction completed in March 1997 (the "1997 Private placement Transaction")(which warrants are exercisable until March 31, 2008)(all such warrants collectively, the "Warrants" and the shares of Common Stock issuable upon the exercise of the Warrants collectively, the "Warrants Shares"), (f) offer and sale of the Warrants and (g) in accordance with Rule 416 under the Securities Act of 1933, as amended (the "Act"), such presently indeterminate number of additional shares of Common Stock as may be issuable upon conversion of the Series C Preferred Stock and exercise of the Warrants as a result of stock splits, stock dividends and other antidilution provisions. See "Selling Stockholders" and "Plan of Distribution". The Company will not receive any proceeds from the sale of Common Stock. The Company has agreed to pay the expenses of registration of the Common Stock, including legal accounting fees. The Selling Stockholders currently hold 5,000 shares Series C preferred Stock.


     Each share of Series C Preferred Stock is convertible into a number of shares of Common Stock equal to (i) $1,000 (ii) divided by a conversion price which is currently 90% of the average of the low trade prices of the Common Stock for the five (5) consecutive trading days ending on the trading day immediately preceding the conversion date (the "Variable Conversion Price") and on and after August 2, 1998 the lesser of the Variable Conversion Price and a number of shares of Common Stock equal to (i) $1,000 (ii) divided by a conversion price which is one hundred twenty percent (120%) of the average of the closing bid prices of the Common Stock for the trading days beginning on July 4, 1998 and ending on August 2, 1998. Under the applicable conversion formulas of the Series C Preferred Stock, the number of shares of Common Stock ("Common Shares") issuable upon conversion is inversely proportional to the market price of the Common Shares at the time of conversion (i.e., the number of shares increases as the market price of the Common Shares decreases); and except with respect to certain redemption rights of the Company for the Series C Preferred Stock and the limitation under Nasdaq SmallCap regulations which limit the aggregate amount of Common Shares which the Company may issue at a discount from market price upon conversion of the Series C Preferred Stock and Warrants without stockholder approval, (which stockholder approval is being requested by the Company), there is no cap on the number of shares of Common Stock which may be issued. In addition, the number of Common Shares issuable upon the conversion of the Series C Preferred Stock and the exercise of Warrants is subject to adjustment upon the occurrence of certain dilutive events.

     The shares of Common Stock offered hereby may be sold by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer. The shares of Common Stock may be sold from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Common Stock to or through broker-dealers, including block trades in which brokers or dealers will attempt to sell the Common Stock as agent but may position and resell the block as principal, or in one or more underwritten offerings on a firm commitment or best efforts basis. For a more complete description of the manner in which Common Stock may be offered and sold pursuant hereto see "Plan of Distribution."

     In connection with this offering, the Selling Stockholder and certain holders of the Warrants who may be deemed to be "affiliates" of the Company, as that term is defined under the Act, may be deemed to be an "underwriter," as that term is defined under the Act, of the Shares or Warrant Shares offered hereby. It is anticipated that the Selling Stockholder and such affiliates intend to sell the Shares or Warrant Shares offered hereby from time to time for their own respective accounts in the open market at the prices prevailing therein or in individually negotiated transactions at such prices as may be agreed upon. Each Selling Stockholder and such affiliate will bear all expenses with respect to the offering of the Shares or Warrant Shares offered hereby by him except the costs of legal counsel and costs associated with registering such shares under the Act and preparing and printing this Prospectus.

     The net proceeds from Shares to be sold by the Selling Stockholder (and by holders of Warrant Shares who exercise their Warrants) will inure entirely to their benefit and not to that of the Company; however, the Company will receive proceeds from the exercise of the Warrants.

     The Company's Common Stock is traded on the over-the-counter market and is quoted on the Nasdaq SmallCap Market under the symbol "PARS". The closing price of the Company's Common Stock on July 7, 1998 was $2.53.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION AS DESCRIBED HEREIN (SEE "RISK FACTORS" AND "DILUTION").

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this Prospectus is ______________________________

     The Company will furnish to each person to whom this Prospectus is delivered, upon written request, a copy of any or all of the documents referred to by reference, other than exhibits to such documents unless such exhibits are specifically incorporated herein by reference. Requests should be addressed to:
Mr. Gad Riesenfeld, President and Chief Operating Officer, Pharmos Corporation, 33 Wood Avenue South, Suite 466, Iselin, New Jersey 08830.

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. ANY INFORMATION OR REPRESENTATION NOT HEREIN CONTAINED, IF GIVEN OR MADE, MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IN RESPECT OF THE
SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. DELIVERY OF THIS PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROSPECTUS.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission, 450 Fifth Street, Washington, D.C. 20549, a Registration Statement on Form S-3 under the Securities Act of 1933 with respect to the securities offered hereby. This Prospectus filed as part of such Registration Statement does not contain all the information set forth in, or annexed as exhibits to, the Registration Statement. For further information pertaining to the securities offered hereby and the Company, reference is made to the Registration Statement and the exhibits thereto. The Registration Statement and exhibits thereto may be inspected at the Headquarters Office of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at certain of the Commission's regional offices at the following addresses: 7 World Trade Center, Suite 1300, New York, New York 10048; Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of this material also may be obtained from the Public Reference Section of the SEC, at 450 Fifth Street, N.W., Room 1024, Washington, D.C. at prescribed rates. Electronic registration statements made through the Electronic Data Gathering, Analysis and Retrieval System are publicly available through the Commission's World Wide Web site at http:\www.sec.gov. The statements contained in this Prospectus concerning the contents of any contract or document referred to are not necessarily complete, and in each instance, reference is made to such contract or document filed as an exhibit to the Registration Statement, each statement being qualified in all respects by provisions of such exhibit to which reference is hereby made for a full statement of the provisions thereof.

                                   THE COMPANY

     The Company is engaged in the development of novel pharmaceuticals based on innovative drug design technologies targeting diseases of the eye, principally ocular inflammation, and the brain, principally stroke and head trauma.

     Its leading products are (i) Lotemax(TM), a proprietary ophthalmic anti-inflammatory drug that has demonstrated significant efficacy in a series of completed Phase III clinical trials and a uniquely superior safety profile compared to currently available ophthalmic steroids; and (ii) Alrex(TM) , a product with the same active ingredient as Lotemax , for the treatment of seasonal allergic conjunctivitis. On March 10, 1998, the Company, together with Bausch & Lomb Pharmaceuticals, Inc., announced the approval from the Food and Drug Administration ("FDA") to manufacture and market Lotemax and Alrex.

     The Company's principal executive offices are located at 33 Wood Avenue South, Suite 466, Iselin, New Jersey 08830.

                                  RISK FACTORS

     The Common Stock being offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors in addition to other information contained in this Prospectus, in evaluating an investment in the shares of Common Stock offered hereby.

Early Stage of Development; Technological Uncertainty

     The Company is at an early stage of development. Apart from Lotemax and Alrex, most of the Company's other potential products are early in the research and development phase, and product revenues may not be realized from the sale of any such products for at least the next several years, if at all. Many of the Company's proposed products will require significant additional research and development efforts prior to any commercial use, including extensive preclinical and clinical testing as well as lengthy regulatory approval. There can be no assurance that the Company's research and development efforts will be successful, that the Company's potential products will prove to be safe and effective in clinical trials or that any commercially successful products will ultimately be developed by the Company.

History of Operating Losses; Accumulated Deficit

   The Company has experienced significant operating losses since its inception. As of March 31, 1998, the Company had an accumulated deficit of approximately $73,702,422. The Company expects to incur operating losses over at least the next several years as the Company's research and development efforts and preclinical and clinical testing activities continue. The Company's ability to achieve profitability depends in part upon its ability, alone or with others, to successfully commercialize and receive approval on its first proposed product, to complete development of its other proposed products, to obtain required regulatory approvals and to manufacture and market such products.

Future Capital Needs; Uncertainty of Additional Financing

   The Company's operations to date have consumed substantial amounts of cash. The development of the Company's technology and potential products will require a commitment of substantial funds to conduct the costly and time-consuming research necessary to develop and optimize such technology, and ultimately, to establish manufacturing and marketing capabilities. The Company's future capital requirements will depend on many factors, including continued scientific progress in the research and development of the Company's technology and drug programs, the ability of the Company to establish and maintain collaborative arrangements with others for drug development, progress with preclinical and clinical trials, the time and costs involved in obtaining regulatory approvals, the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims, competing technological and market developments, changes in its existing research relationships and effective product commercialization activities and arrangements.

     The Company believes that its current cash resources and interest income thereon, including approximately $4.75 million in net cash and cash equivalents received by the Company from the Private Placement Transaction, combined with anticipated cash inflows, including revenues expected to be derived from sales of Lotemax and Alrex, should be sufficient to fund its operating expenses and capital requirements as currently planned through the first quarter of 1999. The Company will seek additional funding through collaborative arrangements or through future public or private equity or debt financing. There can be no assurance that additional financing will be available on acceptable terms, or at all. In addition, pursuant to the Private Placement Transaction, the Company will not, except under certain limited exceptions, issue or agree to issue any equity securities at a price less than fair market value or any variably priced securities convertible into or exercisable or exchangeable for equity or equity like securities of the Company for a period of one hundred eighty (180) days following the Closing Date. If additional funds are raised by issuing equity securities, further dilution to stockholders may result. If adequate funds are not available, the Company may be required to delay, reduce the scope of or eliminate one or more of its research or development programs or to obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies, product candidates or products that the Company would otherwise seek to develop or commercialize itself.

Dependence on Potential Collaborative Partners

     The Company's strategy for the development, clinical testing, manufacturing, marketing and commercialization of certain of its products includes entering into various collaborations with corporate partners, licensors, licensees and others. To date, the Company has entered into agreements with Bausch & Lomb to manufacture and market the Company's lead products, Lotemax and Alrex, in the United States and throughout Europe, Canada and selected other countries. The agreements also cover the co-development of LE-T, a combination of loteprednol etabonate and the anti-infective tobramycin, that is currently being developed by the Company. There can be no assurance that the Company will be able to negotiate any future collaborative agreement with Bausch & Lomb or other companies on acceptable terms, or that any present or future collaborative agreements will be successful. To the extent that the Company chooses not to or is not able to establish such arrangements, the
Company would experience increased capital requirements to undertake such activities at its own expense. In addition, the Company may encounter significant delays in introducing its proposed products currently under development into certain markets or find that the development, manufacture, or sale of its proposed products in such markets is adversely affected by the absence of such collaborative agreements.

Technological Change and Competition

     The pharmaceutical industry is subject to rapid, unpredictable and significant technological change. Competition from universities, research institutions and other pharmaceutical, chemical and biotechnology companies is intense. Many competitors or potential competitors have greater financial resources, research and development capabilities, and manufacturing and marketing experience than the Company. To this end, the Company has entered into agreements with Bausch & Lomb for the manufacture and marketing of Lotemax and Alrex. There can be no assurance that developments by the Company's competitors or potential competitors will not render the Company's technology or proposed applications of its technology obsolete.

Technologies Subject to Licenses

     As a licensee of certain research technologies, the Company has various license agreements with certain U.S. federal agencies and the State of Israel, certain universities and Dr. Nicholas Bodor, a former vice president and director of the Company, wherein the Company has acquired exclusive and coexclusive rights to develop and commercialize certain research technologies. The agreements generally require the Company to pay royalties on sale of products developed from the licensed technologies and fees on revenues from sublicensees, where applicable, and the Company is responsible for the costs of filing and prosecuting patent applications. In addition, some of the Company's license agreements require that the Company commit certain sums annually for research and development of the licensed products. Should the Company default on its obligations under any of the license agreements, such agreement would terminate, and the Company would suffer materially adverse effects from its inability to use the licensed technology for research and product development.

     The exclusivity of license agreements generally expires fifteen years after the later of commercialization or the effectiveness of the patents. Each agreement is terminable by either party, upon notice, if the other party defaults in its obligations.

Uncertainty of Protection of Patents and Proprietary Rights

     The Company's success will depend in large part on its ability to obtain patents, maintain trade secrets and operate without infringing on the proprietary rights of others, both in the U.S. and in other countries. The patent positions of pharmaceutical companies can be highly uncertain and involve complex legal and factual questions, and therefore the breadth and enforceability of claims allowed in pharmaceutical patents cannot be predicted. There can be no assurance that any issued or pending patents will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection or competitive advantages to the Company.

     The commercial success of the Company also will depend, in part, on Pharmos not infringing patents issued to others and not breaching the technology licenses upon which any Company products are based. It is uncertain whether any third-party patents will require the Company to alter its products or processes, obtain licenses or cease certain activities. In addition, if patents are issued to others which contain competitive or conflicting claims, and such claims are ultimately determined to be valid, the Company may be required to obtain licenses to these patents or to develop or obtain alternative technology. If any licenses are required, there can be no assurance that the Company will be able to obtain any such licenses on commercially favorable terms, if at all. The Company's breach of an existing license or failure to obtain a license to any technology that it may require to commercialize its products may have a material adverse impact on the Company. Litigation, which could result in substantial costs to the Company, may also be necessary to enforce any patents licensed or issued to the Company or to determine the scope and validity of third-party proprietary rights. If competitors of the Company prepare and file patent applications in the U.S. that claim technology also claimed by the Company, the Company may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office to determine priority of invention, which could result in substantial costs to the Company, even if the eventual outcome is favorable to the Company. An adverse outcome could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from third parties or require the Company to cease using such technology.

     The Company also relies on secrecy to protect its technology, especially where patent protection is not believed to be appropriate or obtainable. Thus, Pharmos protects its proprietary technology and processes, in part, by confidentiality agreements with its employees, consultants and certain contractors. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors.

Extensive Government Regulation

     The Company's products require the approval of the FDA before they can be marketed in the U.S. In addition, approvals are also required from health authorities in most foreign countries before the Company's products can be marketed in such countries. Before an NDA, a type of submission used to obtain FDA approval to market a new drug, can be filed with the FDA, a product must undergo, among other things, extensive animal testing and human clinical trials, which can take up to seven years to complete. Except for Lotemax and Alrex, the Company has not yet filed NDAs on its products. The time required for regulatory approval of the Company's products after acceptance for filing an NDA can vary and is usually one to three years or more, and the FDA may require additional animal studies and/or clinical trials before granting approval. There can be no assurance that the FDA and foreign regulatory agencies will be satisfied with the information, including that emanating from clinical trials, submitted to them in applications (like NDAs) seeking approval and will approve the marketing of any of the Company's potential products, or that problems will not arise that could delay or prevent the commercialization of the Company's future products.

     There can be no assurance that any potential products developed by the Company alone or in conjunction with others will be proven to be safe and effective in clinical trials and will meet all of the applicable regulatory requirements needed to receive marketing approval. Data obtained from preclinical testing and clinical trials can be susceptible to varying interpretations which could delay, limit or prevent regulatory approvals. In addition, delays or disapprovals may be encountered based upon additional government regulation resulting from future legislation or administrative action or changes in FDA policy made during the period of product development and FDA regulatory review. Similar delays may also be encountered in foreign countries. There can be no assurance that even after such time and expenditures, regulatory approval will be obtained for any potential products developed by the Company. If regulatory approval of a product is granted, such approval will be limited to those therapeutic uses for which the product has been demonstrated through clinical studies and other means to be safe and effective. Furthermore, approval may entail ongoing requirements for post-marketing studies. Even if regulatory approval is obtained, a marketed product, its manufacturer and its manufacturing facilities are subject to continual review and periodic inspections. The regulatory standards for manufacturing are currently being applied stringently by the FDA. Discovery of previously unknown problems with a product, manufacturer or facility may result in FDA restrictions being placed on such product or manufacturer or facility, including an order to withdraw a specific product from the market, and may also result in court enforced sanctions against the product, manufacturer or facility.

     The Company may establish collaborative relationships to conduct clinical testing and seek regulatory approvals to market its products in major markets outside the U.S. There can be no assurance that the Company will be successful in establishing such relationships or that such approvals will be received in a timely manner, if at all. To market its products abroad, the Company is also subject to numerous and varying foreign regulatory requirements, implemented by foreign health authorities, governing the design and conduct of human clinical trials, pricing and marketing. The approval procedure varies among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval. At present, foreign marketing authorizations are applied for at a national level, although within the European Union ("EU") certain registration procedures are available to companies wishing to market a product in more than one EU member country. If a regulatory authority is satisfied that adequate evidence of safety, quality and efficacy has been presented, marketing authorization is almost always granted. The foreign regulatory approval process includes all of the risks associated with obtaining FDA approval set forth above. Approval by the FDA does not ensure approval by other countries.

Lack of Sales and Marketing Capability

     The Company has no experience in sales, marketing or distribution. To market any of its products directly, the Company must develop a marketing force and sales force with technical expertise and with supporting distribution capability. Alternatively, the Company may obtain the assistance of a pharmaceutical company with an established distribution system and sales force. The Company has entered into agreements with Bausch & Lomb to market Lotemax and Alrex. There can be no assurance, however, that the Company will be able to establish sales and distribution capabilities or be successful in gaining market acceptance for its products.

Lack of Manufacturing Capability

     The Company currently does not have manufacturing facilities to produce its products for clinical trials. The Company's agreements with Bausch & Lomb provide for the manufacturing of Lotemax and Alrex. The proposed products under development by the Company have never been manufactured on a commercial scale and there can be no assurances that such products can be manufactured at a cost or in quantities necessary to make them commercially viable. Any delay in availability of products may result in delay in the submission of products for regulatory approval or the market introduction and subsequent sales of such products, which would have a material adverse effect on the Company.

Need to Attract and Retain Key Employees and Consultants

     The Company is highly dependent on the principal members of its scientific and management staff. In addition, the Company relies on consultants and advisors to assist the Company in formulating its research and development strategy. Retaining and attracting qualified personnel, consultants and advisors will be critical to the Company's success. In order to pursue its product development and marketing plans, the Company will be required to hire additional qualified scientific personnel to perform research and development, as well as personnel with expertise in clinical testing, government regulation, manufacturing and marketing. The Company faces competition for qualified individuals from numerous pharmaceutical and biotechnology companies, universities and other research institutions. There can be no assurance that the Company will be able to attract and retain such individuals on acceptable terms or at all.

     The Company's clinical development is conducted under agreements with universities and medical institutions. The Company depends on the availability of a principal investigator for each such program, and the Company cannot assure that these individuals or their research staffs will be available to conduct clinical development. The Company's academic collaborators are not employees of the Company. As a result, the Company has limited control over their activities and can expect that only limited amounts of their time will be dedicated to Company activities. The Company's academic collaborators may have relationships with other commercial entities, some of which compete with the Company.

Uncertainty of Health Care Reform Measures and Third-Party Reimbursement

     The levels of revenues and profitability of biotechnology and pharmaceutical companies may be affected by the continuing efforts of governmental and third-party payors to contain or reduce the costs of health care through various means. For example, in certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In the U.S., there have been, and the Company expects that there will continue to be, a number of federal and state proposals to control health care costs. While the Company cannot predict whether any such legislative or regulatory proposals will be adopted or the effect such proposals may have on its business, the uncertainty surrounding such proposals could have a material adverse effect on the Company. Furthermore, the Company's ability to commercialize its potential product portfolio may be adversely affected to the extent that such proposals have a material adverse effect on the business, financial condition and profitability of other companies that are prospective collaborators for certain of the Company's proposed products.

Dependence on Reimbursement

     Pharmos' ability to commercialize its products successfully may depend in part on the extent to which reimbursement for the cost of such products and related treatments will be available from government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and there can be no assurance that adequate third-party coverage will be available to enable Pharmos to maintain price levels sufficient to realize an appropriate return on its investment in product development.

Risk of Product Liability; Availability of Insurance

     The design, development and manufacture of the Company's products involve an inherent risk of product liability claims and associated adverse publicity. Although the Company currently maintains general liability insurance, there can be no assurance that the coverage limits of the Company's insurance policies will be adequate. Similarly, the Company currently maintains clinical trial liability insurance, but there can be no assurance that the coverage limit of the Company's insurance policies will be adequate. The Company currently has no product liability insurance, and there can be no assurance that the Company will be able to obtain or maintain product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive, difficult to obtain and may not be available in the future on acceptable terms or at all. A successful claim brought against the Company in excess of the Company's insurance coverage could have a material adverse effect upon the Company and its financial condition.

Use of Hazardous  Materials;  Potential  Liability to Comply with  Environmental
Laws

     The Company's research and development involves the controlled use of hazardous materials. Although the Company believes that its safety procedures for handling and disposing of such materials comply in all material respects with the standard prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result, and any such liability could exceed the resources of the Company. The Company may incur substantial costs to comply with environmental regulations if the Company develops manufacturing capacity.

Market for the Company's Securities; Shares Eligible for Future Sale; Possible Volatility of Share Prices

     The market price of the Company's Common Stock, like that of other emerging pharmaceutical companies, has fluctuated significantly in recent years and is likely to fluctuate in the future. Announcements by the Company or others
regarding  scientific  discoveries,   technological   innovations,   litigation,
products, patents or proprietary rights, the progress of clinical trials, government regulation, public concern as to the safety of drugs and the reliability of the Company's testing processes and general market conditions may have a significant impact on the market price of the Common Stock. The addition of the shares being offered hereby and the shares issuable upon exercise of the Company's currently outstanding warrants and options to the number of publicly-traded shares of the Company's Common Stock may affect the volatility of share prices of the Company's Common Stock.

Dilution as a result of Conversion of Preferred Stock and exercise of Warrants

     The Selling Stockholders hold 5,000 shares of Series C Preferred Stock of the Company, which are convertible into Common Shares. See "Selling Stockholders." Each share of Series C Preferred Stock is convertible into a number of shares of Common Stock equal to (i) $1,000 (ii) divided by a conversion price which is currently 90% of the average of the low trade prices of the Common Stock for the five (5) consecutive trading days ending on the trading day immediately preceding the conversion date (the "Variable Conversion Price") and on and after August 2, 1998 the lesser of the Variable Conversion Price and a number of shares of Common Stock equal to (i) $1,000 (ii) divided by a conversion price which is one hundred twenty percent (120%) of the average of the closing bid prices of the Common Stock for the trading days beginning on July 4, 1998 and ending on August 2, 1998 (in each case subject to equitable adjustment for any stock splits, stock dividends and reclassifications or similar events during the period. Under the applicable conversion formulas of the Series C Preferred Stock, the number of Common Shares issuable upon conversion is inversely proportional to the market price of the Common Shares at the time of conversion (i.e., the number of shares increases as the market price of the Common Shares decreases); and except with respect to certain redemption rights of the Company for the Series C Preferred Stock and the limitation under Nasdaq SmallCap regulations which limit the aggregate amount of Common Shares which the Company may issue at a discount from market price upon conversion of the Series C Preferred Stock and Warrants without stockholder approval, (such stockholder approval is being requested by the Company), there is no cap on the number of shares of Common Stock which may be issued. In addition, the number of Common Shares issuable upon the conversion of the Series C Preferred Stock and the exercise of Warrants is subject to adjustment upon the occurrence of certain dilutive events. For a further description of the rights of holders of Series C Preferred Stock, see the Designations, Preferences and Rights of Series C
Convertible Participating Preferred Stock of Pharmos Corporation filed as an exhibit to the Company's Current Report on Form 8-K, dated February 4, 1998. The Selling Stockholders also hold outstanding Warrants to acquire 821,052 Common Shares. All of such Common Shares are covered by the registration statement containing this Prospectus or will be covered by subsequent registration statements filed by the Company, if necessary. The exercise of such Warrants and conversion of such Series C Preferred Stock and the sale of such Common Shares could have a significant negative effect on the market price of the Common Stock and could materially impair the Company's ability to raise capital through the future sale of equity securities.

Outstanding Stock Options and Warrants

     As of June 30, 1998, the Company had outstanding incentive stock options to purchase an aggregate of 484,669 shares of Common Stock at an average exercise price of $2.17 per share and non-qualified stock options to purchase an aggregate of 439,265 at an average exercise price of $2.63 per share issued to employees, directors and consultants pursuant to stock option plans and individual agreements with management and directors of the Company and warrants (excluding the Warrants) to purchase 3,709,713 shares of the Company's Common Stock at an average price of $1.91 per share.

     The Company may issue additional capital stock, warrants and/or options to raise capital in the future. The Company regularly examines opportunities to expand its technology base and product line through means such as licenses, joint ventures and acquisition of assets or ongoing businesses and may issue securities in connection with such transactions. However, no commitments to enter into or pursue any such transaction have been made and there can be no assurance that any such discussions will result in any such transaction being concluded. In order to attract and retain key personnel, the Company may also issue additional securities, including stock options, in connection with its employee benefit plans. During the terms of such options and warrants, the holders thereof are given the opportunity to profit from a rise in the market price of the Company's Common Stock. The exercise of such options and warrants may have an adverse effect on the market value of the Company's Common Stock. Also, the existence of such options and warrants may adversely affect the terms on which the Company can obtain additional equity financing.

Anti-Takeover Provisions

     The Company is subject to Sections 78.411-444 of the Nevada General Corporation Law ("Nevada Law"), an anti-takeover law, which may discourage certain types of transactions involving an actual or potential change in control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over the current prices, and may limit the ability of the stockholders to approve a transaction that they may deem to be in their best interests. In addition, the Board of Directors has the authority without action by the stockholders to fix the rights and preferences of and issue shares of Preferred Stock, which may have the effect of delaying or preventing a change in control of the Company.

Potential Future Acquisitions

     Due to the current uncertainties of the capital markets for emerging pharmaceutical companies, the Company has had preliminary discussions with several emerging pharmaceutical and biotechnology companies about potential business and/or product consolidations, joint ventures, acquisitions, mergers or other business combinations (collectively "acquisitions"). In the event the Company undertakes any such acquisitions it may use some of its cash, including part of the cash received in connection with the Private Placement Transaction, or may issue its stock in connection therewith. Although management would attempt to structure such acquisitions in a manner that will minimize dilution of the equity owned by current stockholders, no assurance can be given that acquisitions will not result in such dilution or that control of the Company will not be changed as a result of such acquisitions. Such acquisitions may be negotiated or may be sought on an unsolicited basis and may involve speculative and risky undertakings by the Company with increased risks to its stockholders. Under Nevada law, acquisitions do not require shareholders' approval except when accomplished by merger or consolidation. The Company does not, in general, intend to submit acquisitions to shareholder vote except where required by Nevada law. The Company has not entered into any preliminary undertaking with any third parties involving any acquisitions or other business combination transactions.

Special Considerations of Doing Business in Israel

     A significant part of the operations of the Company is conducted in Israel through its wholly-owned subsidiary, Pharmos Limited ("Pharmos Ltd."), and is directly affected by economic, political and military conditions there. In addition, Pharmos Ltd. has received certain funding from the Office of the Chief Scientist of the Israel Ministry of Industry and Trade (the "Chief Scientist") relating to its proprietary SubMicron Emulsion Technology and to Dexanabinol, a new chemical entity. Such funding prohibits the transfer or license of know-how and the manufacture of resulting products outside of Israel without the permission of the Chief Scientist. Although it is the Company's belief that the Chief Scientist does not unreasonably withhold this permission if the request is based upon commercially justified circumstances and any royalty obligations to the Chief Scientist are sufficiently assured, there can be no assurance that such consent, if requested, would be granted upon terms satisfactory to the Company or granted at all.

Absence of Dividends

     No dividends have been paid on the Common Stock to date, and the Company does not expect to pay cash dividends in the foreseeable future.

                                    DILUTION

   As of March 31, 1998, the net tangible book value of the Company was $2,508,738 or $0.07 per share. Net tangible book value per share is determined by dividing the net tangible book value (tangible assets less liabilities) of the Company by the number of shares of Common Stock outstanding at that date.

     If all of the 500,000 Warrants exercisable at an exercise price of $2.67 per share are exercised, (each of the Warrants purchasing one share of Common Stock), there would be 36,765,119 shares of Common Stock outstanding with a net tangible book value of $0.11 and the purchasers of shares through the exercise of such Warrants at such prices would suffer immediate dilution of $2.56 per share.

     If all of the 150,000 Warrants exercisable at an exercise price of $2.28 per share are exercised, (each of the Warrants purchasing one share of Common Stock), there would be 36,415,119 shares of Common Stock outstanding with a net tangible book value of $0.08 and the purchasers of shares through the exercise of such Warrants at such prices would suffer immediate dilution of $2.20 per share.

     If all of the 171,052 Warrants exercisable at an exercise price of $1.38 per share are exercised, (each of the Warrants purchasing one share of Common Stock), there would be 36,436,171 shares of Common Stock outstanding with a net tangible book value of $0.08 and the purchasers of shares through the exercise of such Warrants at such prices would suffer immediate dilution of $1.30 per share.

     If all of the Warrants are exercised, (each of the Warrants purchasing one share of Common Stock), there would be 37,086,171 shares of Common Stock outstanding with a net tangible book value of $0.12. The purchasers of shares through the exercise of such Warrants at a price of $2.67 per share would suffer immediate dilution of $2.55 per share; the purchasers of shares through the exercise of such Warrants at a price of $2.28 per share would suffer immediate dilution of $2.16 per share; and the purchasers of shares through the exercise of such Warrants at a price of $1.38 per share would suffer immediate dilution of $1.26 per share.

                                 USE OF PROCEEDS

     The Company will receive no proceeds from the 6,000,000 shares of Common Stock to be offered and resold by the Selling Stockholder.

     If all 821,052 Warrants whose underlying Common Stock is being offered hereby are exercised, the gross proceeds to be received by the Company will be $1,913,052 (assuming that the cashless exercise option is not used for the 500,000 Warrants exercisable at an exercise price of $2.67 and the 150,000 Warrants exercisable at an exercise price of $2.28). Any proceeds received by the Company from the exercise of the Warrants will be used for working capital.

     The Company believes that its current cash resources and interest income thereon, including the funds obtained from the Private Placement Transaction, should be sufficient to fund its operating expenses and capital requirements as currently planned through the first quarter of 1999. The amounts and timing of expenditures for each purpose will depend on the progress of the Company's research and development programs, technological advances, determinations as to commercial potential, the terms of any collaborative arrangements entered into by the Company for development and licensing, regulatory approvals, and other factors, many of which are beyond the Company's control. Pending such uses, the cash received in connection with the Private Placement Transaction will be invested in short-term, interest-bearing investment grade securities and commercial paper.

                            DESCRIPTION OF SECURITIES

Common Stock

     The Common Stock being offered hereby (i) by the Selling Stockholder, (ii) by the Company upon the exercise of the Warrants, and (iii) by any "affiliate" of the Company upon the resale of such Common Stock obtained from exercising the Warrants is fully described in the Company's Registration Statement on Form 8-A dated January 30, 1984, filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). See "Incorporation of Certain Documents by Reference".

     The Company's Restated Articles of Incorporation currently authorize the issuance of up to 60,000,000 shares of Common Stock. As of June 30, 1998, there were 37,055,886 shares outstanding.

Preferred Stock

     The Company's Restated Articles of Incorporation currently authorize the issuance of up to 1,250,000 shares of Preferred Stock. Of the authorized Preferred Stock, no shares, designated as Series A or Series B Preferred Stock, are currently outstanding. In addition, 5,000 shares, designated as Series C Preferred Stock, are currently issued and outstanding and held by the Selling Stockholder. There are an additional 3,000 shares, designated as Series C Preferred Stock which may be issued at the discretion of the Company to the current Selling Stockholder. The Company, however, does not intend to issue such shares. The Series C Preferred Stock was issued in connection with the February 1998 Private Placement Transaction (the "Private Placement Transaction"). Holders of Series C Preferred Stock have the right to convert their shares as follows: at 90% of the average of the lowest sale price of the Common Stock for the five consecutive trading days ending on the trading day immediately preceding the Conversion for the first 6 months after closing; thereafter, the conversion price will equal the lower of (i) 90% of the then prevailing market prices, as determined above, or (ii) 120% of the average closing bid prices for days 151-180 following the closing. For a complete description of the rights of holders of Series C Preferred Stock, see the Company's Current Report on Form 8-K, including the exhibits thereto, dated February 4, 1998.

Warrants

     The 500,000 Warrants exercisable at an exercise price of $2.67 are exercisable commencing February 4, 1999 and expire on February 4, 2003; the 150,000 Warrants exercisable at an exercise price of $2.28 are exercisable commencing February 4, 1999 and expire on February 4, 2003; and the 171,052 Warrants exercisable at an exercise price of $1.38 are exercisable commencing on March 31, 1998 and expire on March 31, 2008. All of the Warrants contain anti-dilution provisions providing for an adjustment to their respective exercise prices in the event that the Company effects a stock split or stock dividend. In addition, the number and kind of shares of Common Stock underlying the Warrants are subject to adjustments in the event of any capital reorganization, or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another corporation or entity (other than a subsidiary of the Company in which the Company is the surviving or continuing corporation and no change occurs in the Company's Common Stock).

Other Securities--Preferred Stock

     The Company's Restated Articles of Incorporation currently authorize the issuance of up to 1,250,000 shares of Preferred Stock, of which no shares of Series A or Series B Preferred Stock are currently outstanding, and 5,000 shares of Series C Preferred Stock issued in connection with the Private Placement Transaction are currently issued and outstanding as of March 2, 1998, and empower the Board of Directors, without the necessity of further action or authorization by the stockholders, to authorize the issuance of Preferred Stock from time to time in one or more series and to fix the relative rights, preferences and limitations of each such series. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any additional shares of Preferred Stock.

Other Securities--Options and Warrants

     As of June 30, 1998, the Company had outstanding incentive stock options to purchase an aggregate of 484,669 shares of Common Stock at an average exercise price of $2.17 per share and non-qualified stock options to purchase an aggregate of 439,265 at an average exercise price of $2.63 per share issued to employees, directors and consultants pursuant to stock option plans and individual agreements with management and directors of the Company and warrants (excluding the Warrants) to purchase 3,709,713 shares of the Company's Common Stock at an average price of $1.91 per share, consisting of: 112,979 warrants which can be exercised until February 1999 each to purchase a single share of Common Stock for $2.44; 454,121 warrants which can be exercised until August 1999 each to purchase a single share of Common Stock for $2.67; 65,044 warrants which can be exercised until September 1999 each to purchase a single share of Common Stock for $2.26; 150,000 warrants which can be exercised until October 1999 each to purchase a single share of Common Stock for $0.84; 500,000 warrants which can be exercised until April 2005 each to purchase a single share of Common Stock for $2.75; 10,000 Warrants which can be exercised until April 2005 each to purchase a single share of Common Stock for $0.78; 7,119 warrants which can be exercised until April 2000 each to purchase a single share of Common Stock for $.75; 17,119 Warrants which can be exercised until April 2000 each to purchase a single share of Common Stock for $1.00; 17,119 warrants which can be exercised until April 2000 each to purchase a single share of Common Stock for $1.50; 821,489 warrants which can be exercised until September 2000 each to purchase a single share of Common Stock for $1.80; 10,000 warrants which can be exercised until October 2001 each to purchase a single share of Common Stock for $1.88; 15,000 warrants which can be exercised until March 2002 each to purchase a single share of Common Stock for $2.31; 65,000 warrants which can be exercised until September 2007 each to purchase a single share of Common Stock for $1.34; 50,000 warrants which can be exercised until September 2007 each to purchase a single share of Common Stock for $1.75; 10,000 warrants which can be exercised until November 2002 each to purchase a single share of Common Stock for $1.39; 110,000 warrants which can be exercised until February 2003 each to purchase a single share of Common Stock for $1.59; 849,250 warrants which can be exercised until February 2007 each to purchase a single share of Common Stock for $1.59; 159,000 warrants which can be exercised until March 2001 each to purchase a single share of Common Stock for $1.75; 10,000 warrants which can be exercised until March 2007 each to purchase a single share of Common Stock for $1.66; 239,473 warrants which can be exercised until March 2008 each to purchase a single share of Common Stock for $1.38; 15,000 warrants which can be exercised until April 2003 each to purchase a single share of Common Stock for $1.22.; and 22,000 warrants which can be exercised until October 2005 each to purchase a single share of Common Stock for $2.22.

Nevada Anti-Takeover Laws

     The Company is subject to the provisions of Sections 78.411 through 78.444 of the Nevada Law, an anti-takeover statute (the "Business Combination
Statute"). In general, the Business Combination Statute prohibits a publicly-held Nevada corporation from engaging in a "combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless such combination is approved in a prescribed manner or satisfies certain fair value requirements. For the purposes of the Business Combination Statute, "combination" includes a merger, an asset sale, the issuance or transfer by the corporation of its shares in one transaction or a series of transactions, having an aggregate fair market value equal to five percent or more of the aggregate market value of the corporation's outstanding shares, to the interested stockholder or to an associate of the interested stockholder, and certain other types of transactions resulting in a financial benefit the interested stockholder. An "interested stockholder" is a person who is the beneficial owner, directly or indirectly, of ten percent or more of the corporation's voting stock or an affiliate or associate of the corporation that at any time within the three years immediately preceding the date in question was the beneficial owner, directly or indirectly, of ten percent or more of the corporation's voting stock.

     By an amendment to its By-laws, the Company has exempted itself from the provisions of Sections 78.378 through 78.3793 of the Nevada Law, a "control share" statute which otherwise prohibits an acquiring person, under certain circumstances, from voting certain shares of a target corporation's stock after such acquiring person's percentage of ownership of such corporation's stock crosses certain thresholds, unless the target corporation's disinterested stockholders approve the granting of voting rights to such shares.

Transfer Agent and Registrar

     The transfer agent and registrar for the Company's Common Stock is American Stock Transfer and Trust Company, New York, New York.

                              PLAN OF DISTRIBUTION

     The shares of Common Stock will be offered and sold by the Selling Stockholders for their own accounts. The Company will not receive any proceeds from the sale of the Common Stock pursuant to this Prospectus. The Company has agreed to pay the expenses of registration of the Common Shares, including legal and accounting fees.

     The Company will receive no proceeds from this offering (other than from the exercise of the Warrants). The Shares offered hereby may be sold by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer. The Shares may be sold from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, including block trades in which brokers or dealers will attempt to sell the Shares as agent but may position and resell the block as principal to facilitate the transaction, or in one or more underwritten offerings on a firm commitment or best effort basis. Sales of Selling Stockholders' Shares may also be made pursuant to Rule 144 under the Securities Act, where applicable.

     To the extent required under the Securities Act, the aggregate amount of Selling Stockholders' Shares being offered and the terms of the offering, the names of any such agents, brokers, dealers, transferees or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying Prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the Shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the Selling Stockholders and/or purchasers of Selling Stockholders' Shares, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     From time to time, the Selling Stockholders may pledge, hypothecate or grant a security interest in some or all of the Shares, and the pledgees, secured parties or persons to whom such securities have been hypothecated shall, upon foreclosure in the event of default, be deemed to be Selling Stockholders hereunder. In addition, the Selling Stockholders may, from time to time, sell short the Shares of the Company, and in such instances, this Prospectus may be delivered in connection with such short sales and the Shares offered hereby may be used to cover such short sales.

     From time to time, the Selling Stockholders may transfer, pledge, donate or assign Shares to lenders or others and each of such persons will be deemed to be a "Selling Stockholder" for purposes of the Prospectus. The number of the Selling Stockholders' Shares beneficially owned by a Selling Stockholder who transfers, pledges, donates or assigns Shares will decrease as and when they take such actions, The plan of distribution for Selling Stockholders' Shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be a Selling Stockholder hereunder.

     A Selling Stockholder may enter into hedging transactions with broker-dealers, and the broker-dealers may engage in short sales of the Shares in the course of hedging the positions they assume with such Selling Stockholder, including, without limitation , in connection with distribution of the Shares by such broker-dealers. The Selling Stockholders may also enter into option or other transactions with broker-dealers that involve the delivery of the Shares to the broker-dealers, who may then resell or otherwise transfer such Shares. The Selling Stockholders may also loan or pledge the Shares to a broker-dealer and the broker-dealer may sell the Shares as loaned or upon a default may sell or otherwise transfer the pledge Shares.

     In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available.

     The Selling Stockholders and any broker-dealer or agent that participates with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriter" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions under the Securities Act.

     The Company has agreed to pay certain costs and expenses incurred in connection with the registration of the shares of Common Stock offered hereby, except that the Selling Stockholders shall be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of such shares.

     The Company has agreed to keep the Registration Statement of which this Prospectus forms a part continuously effective until the earlier of the date that all of such Shares have been sold or three years from the date of this Prospectus.

                            SELLING SECURITY HOLDERS

     The table below sets forth the name of each of the Selling Stockholders, the total amount of (i) shares of Common Stock beneficially owned by such security holders as of June 30, 1998, (ii) Warrant Shares issuable upon the exercise of the Warrants beneficially owned by such security holders; (iii) the aggregate amount of Common Stock and/or Warrant Shares which may be offered for sale for the account of such security holders in his/her discretion from time to time pursuant to this Prospectus; and (iv) the amount and percentage of Common Stock which would be beneficially owned by such security holders after sale of all securities offered by the Selling Stockholders pursuant to this Prospectus, if they are offered and sold, and assuming that any other shares held by such security holders are not sold. The information included below is based upon information provided by the Selling Stockholders. The Selling Stockholders as referred to herein have not held any position or office, or had any material relationship, with the Company or any of its predecessors or affiliates within the last three years, except as noted below, and the Selling Stockholders will not own 1% or more of the outstanding stock of the Company after completion of the offering, except as noted below.


                                                                                            Shares and Percentage of Shares
                                      Shares of            Shares of       Percentage          Owned After Completion of
Names                               Common Stock         Common Stock       of Shares                 Offering
(and position or office held in     Beneficially        and/or Warrant     Owned Prior      -------------------------------
the Company)                          Owned(1)          Shares Offered     to Offering          Shares         Percentage
===========================================================================================================================
Alan Mark(2)                          171,052(3)             171,052            **                0                0
---------------------------------------------------------------------------------------------------------------------------
Gemini Capital, L.L.C.(4)                   0(5)             142,500            **                0                0
---------------------------------------------------------------------------------------------------------------------------
Sara Kushnir                                0(6)               7,500            **                0                0
---------------------------------------------------------------------------------------------------------------------------
CC Investments, LDC (7)             1,817,222(8)           6,500,000(9)        4.9%               0                0
---------------------------------------------------------------------------------------------------------------------------


----------
**   Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days of July 14, 1998 through the conversion or exercise of any security or other right.

(2) Alan Mark served as Acting Chief Financial Officer of the Company from July 1, 1996 to July 31, 1997.

(3) Consists of currently exercisable Warrants to purchase 171,052 shares of Common Stock at an exercise price of $1.38 per share.


(4) Steven Tumen may be deemed to be the beneficial owner of the securities held by Gemini Capital, L.L.C.

(5) Gemini Capital, L.L.C. holds Warrants to purchase 142,500 shares of Common Stock at an exercise price of $2.28 per share which are not exercisable within 60 days of the date of this Prospectus.

(6) Sara Kushnir holds Warrants to purchase 7,500 shares of Common Stock at an exercise price of $2.28 per share which are not exercisable within 60 days of the date of this Prospectus.


(7) Castle Creek Partners, LLC is the investment advisor to CC Investments, LDC and consequently may be deemed to have voting control and investment discretion over the securities held by CC Investments LDC. Castle Creek Partners disclaims beneficial ownership of all securities owned by CC Investments LDC. Daniel Asher and John Ziegelman may be deemed to be the beneficial owners of the securities held by CC Investments LDC. Mr. Asher and Mr. Ziegelman disclaim such beneficial ownership. The address CC Investments, LDC, is c/o Citco Fund Services, Ltd., Corporate Center, West Bay Road, P.O. Box 31106, SMD Grand Cayman. The address of Castle Creek
     Partners, LLC, Mr. Asher and Mr. Ziegelman is 333 West Wacker Drive, Chicago, IL 60606.

(8) Does include warrants to purchase 500,0000 shares of Common Stock at a price of $2.67 per share because such warrants are not exercisable within 60 days of July 14, 1998. Pursuant to the terms of the Series C Preferred Stock, no holder thereof can convert or exercise any portion of such Series C Preferred Stock if such conversion would increase such holder's beneficial ownership of Common Stock to in excess of 4.9%. Therefore, for purposes of calculating the number of shares of Common Stock beneficially owned by the Selling Stockholder holding the Series C Preferred Stock, such number of shares is assumed to be 4.9% of the outstanding shares of Common Stock, or 1,817,222 shares. Absent such limitation, the number of shares of Common Stock issuable upon the conversion of the Series C Preferred Stock, based on a conversion price of $2.28, which is derived from 90% of the lowest trading price of the Common Stock as of July 7, 1998, would have been 2,192,982 shares or 5.9% of the outstanding shares of Common Stock. Moreover, pursuant to the regulations of the National Association of Securities Dealers, in the absence of shareholder approval, the aggregate number of shares of Common Stock issuable at a discount from market price upon conversion of the Series C Preferred Stock may not exceed 19.99% of the outstanding shares of Common Stock. Unless shareholder approval is obtained to issue Common Stock in excess of the maximum amount set forth above, the holder of the Series C Preferred Stock will not be entitled to acquire more than its proportionate share of such maximum amount. Any Series C Preferred Stock which may not be converted because of such limitation must be redeemed by the Company.

(9) The number of shares of Common Stock registered pursuant to the Registration Statement on behalf of the Selling Stockholder holding Series C Preferred Stock and the number of shares of Common Stock offered hereby by such holder have been determined by agreement between the Company and such Selling Stockholder. Because the number of shares of Common Stock that will ultimately be issued upon conversion of the Series C Preferred Stock is dependent, subject to certain limitations, upon the average of certain closing bid prices of the Common Stock prior to conversion, as described above, and certain antidilution adjustments, such number of shares of Common Stock (and therefore the number of shares of Common Stock offered hereby) cannot be determined at this time. The 6,000,000 shares of Common Stock being registered for the conversion of the Series C Preferred Stock represents approximately 13% of the Company's currently outstanding shares of Common Stock.

                               RECENT DEVELOPMENTS

     On January 1, 1998, Robert Cook was appointed to the position of Vice President-Finance and Chief Financial Officer. Prior to joining Pharmos, Mr. Cook was Vice President in the Healthcare Group of General Electric Capital Corporation's Commercial Finance unit, working with pharmaceutical companies as well as middle-market and emerging companies. Prior to working at General Electric, Mr. Cook was at Chase Manhattan Bank for 18 years.

     On March 10, 1998, the Company, together with Bausch & Lomb Pharmaceuticals, Inc. ("BLP") announced the recent approval from the Food and Drug Administration ("FDA") to manufacture and market its two opthalmic products, Lotemax (loteprednol etabonate opthalmic suspension 0.5%) and Alrex (loteprednol etabonate opthalmic suspension 0.2%).

     Lotemax is a topical, site-specific steroid that will be used to treat post-operative eye inflammation such as that experienced following cataract surgery. The new prescription eye drop will also be used for various other inflammatory eye conditions. The novel chemical structure of Lotemax allows it to be predictably transformed by enzymes in the eye to an inactive metabolite, and increases its safety profile. The safety profile of Lotemax was demonstrated in clinical trials by a low incidence of increased intraocular pressure, a significant side effect of ophthalmic steroid use. In addition, Lotemax will have the broadest range of indications of any ophthalmic steroid on the market.

     Alrex is a specially developed formula of loteprednol etabonate that will be used in the treatment of ophthalmic allergies. Alrex is indicated for the treatment of seasonal allergic conjunctivitis, an inflammation of the eye usually caused by pollens. Seasonal allergic conjunctivitis produces itching, tearing, redness and swelling in the conjunctiva, the membrane that covers the inside of the eyelid and the white part of the eye.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-K, as amended by Amendment No. 1, dated May 14, 1998, Amendment No.2, dated July 13, 1998 and Amendment No. 3, dated July 14, 1998, for the fiscal year ended December 31, 1997, filed pursuant to Section 13 of the Exchange Act.

     (b) The Company's Quarterly Report on Form 10-Q, for the quarter ended March 31, 1998, filed pursuant to Section 13 of the Exchange Act.

     (c) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A dated January 30, 1984, filed pursuant to
Section 12 of the Exchange Act.

     (d) The Company's Current Report on Form 8-K, including the exhibits thereto, dated February 4, 1998.

     (e) The Company's Current Report on Form 8-K, dated March 10, 1998.

     In addition, all reports and other documents to be filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, as well as all such reports filed after the date hereof and prior to the termination of this offering, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of each such report or document.

      COMMISSION'S POLICY ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Article 12 of the Company's Restated Articles of Incorporation directs the Company to provide in its bylaws for provisions relating to the indemnification of directors and officers to the full extent permitted by law, including the federal securities law. Section 78.751 of the Nevada Revised Statutes, as amended, authorizes the Company to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person is a party by reason of being a director or officer of the Company if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. The Company may also purchase and maintain insurance for the benefit of any director or officer which may cover claims for which the Company could not indemnify such person.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the Company, or to underwriters (or controlling persons thereof) of which an officer, partner, or controlling person thereof is one of the foregoing pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by any such persons, in the successful defense of any action, suit or proceeding) is asserted by any such persons in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 LEGAL OPINIONS

     Legal matters in connection with the securities being offered hereby will be passed upon for the Company by Ehrenreich Eilenberg Krause & Zivian LLP, 11 East 44th Street, 17th Floor, New York, NY 10017.

                                     EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1997, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                               PHARMOS CORPORATION
                                     , 1998


                                      INDEX
                                                                     Page No.
                                                                     --------

THE COMPANY...........................................................   1

RISK FACTORS..........................................................   1

DILUTION..............................................................   9

USE OF PROCEEDS.......................................................   9

DESCRIPTION OF SECURITIES.............................................  10

PLAN OF DISTRIBUTION..................................................  12

SELLING SECURITY HOLDERS..............................................  13

RECENT DEVELOPMENTS...................................................  15

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................  16

COMMISSION'S POLICY ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES........................................  16

LEGAL OPINIONS........................................................  17

EXPERTS...............................................................  17

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The following statement sets forth the estimated expenses in connection with the offering described in the Registration Statement, assuming all of the Warrants are exercised at their respective exercise price (all of which will be borne by the Registrant).

Securities and Exchange Commission Fee                              $6,728
Printing and Engraving Expenses                                        100
Accountants' Fees and Expenses                                       3,000
Legal Fees and Expenses                                             60,000
Blue Sky Filing Fees                                                 1,500
Miscellaneous                                                          672
                                                                   -------

TOTAL                                                              $72,000
                                                                   =======

Item 15. Indemnification of Directors and Officers.

     Article 12 of the Registrant's Certificate of Incorporation directs the Registrant to provide in its bylaws for provisions relating to the indemnification of directors and officers to the full extent permitted by law.
Section 78.751 of the Nevada Revised Statutes, as amended, authorizes the Registrant to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person is a party by reason of being a director or officer of the Registrant if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions.

     The Registrant may also purchase and maintain insurance for the benefit of any director or officer which may cover claims for which the Registrant could not indemnify such person. Item 16. Exhibits

     4(a) Specimen of Common Stock Certificate (incorporated by reference to Form S-3 Registration Statement of the Company dated November 25, 1994 [No. 33-86720])

     4(b) Restated Articles of Incorporation (incorporated by reference to Appendix E to the Joint Proxy Statement/ Prospectus included in the Form S-4 Registration Statement of the Registrant dated September 28, 1992 [No. 33-52398])

     4(c) Certificate of Amendment of Restated Articles of Incorporation (incorporated by reference to the Company's Annual Report on Form 10- K for the year ended December 31, 1994 [No. 0- 11550])

     *4(d) Certificate of Amendment of Restated Articles of Incorporation dated January 16, 1998

     4(e) Certificate of Designation, Rights, Preferences and Privileges of Series A Preferred Stock of the Company (incorporated by reference to Form S-3 Registration Statement of the Company dated December 20, 1996 [No. 333-15165])

     4(f) Certificate of Designation, Rights, Preferences and Privileges of Series B Preferred Stock of the Company (incorporated by reference to Form S-3 Registration Statement of the Company dated April 30, 1997 [No. 333- 26155

     4(g) Certificate of Designation, Rights, Preferences and Privileges of Series C Convertible Preferred Stock of the Company (incorporated by reference to the Company's Current Report on Form 8-K filed on February 4, 1998)

     4(h) Amended and Restated By-Laws (incorporated by reference to Form S-1 Registration Statement of the Company dated June 30, 1994 [No. 33- 80916])

     4(i) Form of Stock Securities Purchase Agreement dated as of February 4, 1998 between the Company and the Investor (incorporated by reference to the Company's Current Report on Form 8-K filed on February 4, 1998)

     4(j) Form of Stock Purchase Warrant dated as of February 4, 1998 between the Company and the Investor and the Company and the Placement Agent (incorporated by reference to the Company's Current Report on Form 8- K filed on February 4, 1998)

     *4(k) Form of Stock Purchase Warrant dated as of March 31, 1997 between the Company and the Investor

     *5        Opinion re: legality

     23(a) Consent of Ehrenreich Eilenberg Krause & Zivian LLP (included in the Opinion filed as Exhibit 5)

     **23(b)   Consent of PricewaterhouseCoopers LLP

---------
 *   Filed with the original S-3 Registration Statement filed on March 5, 1998.

**   Filed herewith.

Item 17. Undertakings.

     The undersigned Registrant hereby undertakes;


     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that Paragraphs (i) and (ii) above do not apply if the Registration Statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Iselin and State of New Jersey on the 22nd day of July, 1998.

                                        PHARMOS CORPORATION

                                        By: /s/ Dr. Haim Aviv
                                            -----------------------------------
                                            Dr. Haim Aviv, Chairman, Chief
                                            Scientist, Chief Executive Officer
                                            and Director (Principal Executive
                                            Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment has been signed below by the following persons in the capacities and on the dates indicated:


Signature                                Title                                    Date
---------                                -----                                    ----
/s/ Robert Cook                  Chief Financial Officer (Principal             July 22, 1998
----------------------------     Financial and Accounting Officer)
Robert Cook


/s/ Dr. Gad Riesenfeld           President, Chief Operating Officer             July 22, 1998
----------------------------     and Acting Secretary
Dr. Gad Riesenfeld


/s/ Marvin P. Loeb               Director                                       July 22, 1998
----------------------------
Marvin P. Loeb


/s/ E. Andrews Grinstead III     Director                                       July 22, 1998
----------------------------
E. Andrews Grinstead III


/s/ Stephen C. Knight            Director                                       July 22, 1998
----------------------------
Stephen C. Knight


/s/ David Schlachet              Director                                       July 22, 1998
----------------------------
David Schlachet


/s/ Fredric D. Price             Director                                       July 22, 1998
----------------------------
Fredric D. Price


/s/ Mony Ben Dor                 Director                                       July 13, 1998
----------------------------
Mony Ben Dor